Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into this 6th day of October, 2025 (the “Effective Date”), by and between Stoke Therapeutics, Inc. (“Stoke”), and Ian Smith (“Executive”).

WHEREAS, Stoke wishes to employ Executive to serve as its Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Stoke desire to supersede the Interim CEO letter agreement dated March 16, 2025 between Executive and Stoke (the “Interim Employment Agreement”) and enter into this Executive Employment Agreement to assure the harmonious performance of the affairs of Stoke.

NOW, THEREFORE, in consideration of the mutual promises, covenants, terms, provisions, and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.
Title and Duties. Subject to the terms and conditions of this Agreement, Executive’s position with Stoke shall be Chief Executive Officer (“CEO”) reporting to Stoke’s Board of Directors (the “Board”). Executive shall provide the services described hereunder in Stoke’s office in Bedford, MA, provided that Executive shall be permitted to provide services in other locations as agreed upon by Executive and the Board. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by the Board in its sole discretion. While serving as Chief Executive Officer hereunder, Executive shall devote all of Executive’s business time and energies to the business and affairs of Stoke, and Executive will not render services to any other business without the prior approval of the Board, other than continuing service on the other boards of directors on which Executive currently serves on the date hereof and serving as a senior advisor to Bain Capital Life Sciences; provided, that nothing contained in this Section 1 shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Stoke, or (ii) any publicly held entity, so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; and (b) Executive’s participation in civic and charitable activities, including as a member of a board of a civic or charitable organization, so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder.

2.
Term; Termination.
(a)
Term. Executive is currently employed by Stoke pursuant to the terms of the Interim Employment Agreement, and will continue employment with Stoke pursuant to the terms of this Agreement commencing on October 6, 2025 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”). Executive’s employment with Stoke shall be at-will and may be terminated by Executive or Stoke at any time, subject to the terms and conditions in this Agreement.
(b)
Termination by Stoke. Notwithstanding anything else contained in this Agreement, Stoke may terminate Executive’s employment hereunder as follows:
(i)
For Cause. Stoke may terminate Executive’s employment for Cause (as defined below) by written notice by Stoke to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Stoke, provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective.

(ii)
Without Cause. Stoke may terminate Executive’s employment without Cause, by written notice by Stoke to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Stoke.

For the purposes of this Agreement, “Cause” shall mean: (A) fraud, embezzlement, or illegal misconduct in connection with Executive’s duties under this Agreement; (B) commission of a felony involving fraud, dishonesty or breach of trust; (C) willful misconduct or gross negligence in the performance of the duties delegated to Executive that results in (or would reasonably be expected to result in) material harm to the business or reputation of Stoke; (D) material breach of this Agreement; or (E) material breach of Executive’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement (as described below); provided that “Cause” shall not be deemed to have occurred pursuant to subsection (D) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such ground and that Stoke intends to terminate Executive’s employment hereunder for such ground, and if such ground is curable, Executive has failed to cure such ground within a period of thirty (30) days from the date of his receipt of such notice.

(c)
Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:
(i)
For Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) by written notice by Executive to Stoke that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Stoke has cured the circumstances giving rise to Good Reason then such termination shall not be effective; or
(ii)
Without Good Reason. Executive may terminate Executive’s employment without Good Reason by written notice by Executive to Stoke that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice.

For the purposes of this Agreement, “Good Reason” shall mean: (A) a reduction in Executive’s then-current Base Salary of ten percent (10%) or more, provided that such reduction is unique to Executive and not to all similarly situated executives of Stoke; (B) a material diminution of Executive’s responsibilities, authority, duties or his Executive ceasing to report to the Board; (C) Executive is not the Chief Executive Officer of the parent company following any Change of Control (as that term is defined in Executive’s Change of Control Severance Agreement); (D) a material change in the geographic location at which the Executive provides services to Stoke outside of a fifty (50) mile radius from the then-current location; (E) any action or inaction by Stoke that constitutes a material breach of this Agreement, including but not limited to, any modification by the Board of Executive’s remote/hybrid work arrangement which exists as of the Commencement Date; or (F) any directive to Executive by the Board to engage in a willful violation of law; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Stoke with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth above within thirty (30) days of such ground first occurring, (2) if such ground is capable of being cured, Stoke has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within seventy five (75) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(d) Termination Due to Executive’s Death or Disability. Notwithstanding anything else contained in this Agreement, Stoke may terminate Executive’s employment immediately upon Executive’s death, or due to Executive’s Disability (as defined below) by written notice to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Stoke. For the purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Stoke after consultation with a medical expert appointed by mutual agreement between Stoke and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

3.
Compensation.
(a)
Base Salary. While Executive is employed hereunder, Executive shall earn a base salary at the annual rate of $715,000.00 (the “Base Salary”). The Base Salary shall be payable in substantially equal periodic installments, in accordance with Stoke’s payroll practices as in effect from time to time. Stoke shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(b)
Annual Bonus. Executive shall be eligible to receive an annual cash bonus with a target amount equal to 65% of Executive’s Base Salary, (the “Annual Bonus”); provided that Executive will not be eligible to receive any portion of the 2025 annual bonus. The amount of the Annual Bonus shall be based on factors such as Executive’s work performance, Stoke’s financial performance, Stoke’s business forecasts, Stoke’s determination of Executive’s achievement of milestones for the applicable year, and economic conditions generally. The actual amount of the Annual Bonus shall be determined by the Board (or its Compensation Committee) in its sole discretion. Executive’s Annual Bonus shall be paid by the fifteenth day of the third month following Executive’s or Stoke’s taxable year in which it is earned, whichever is later. Executive must be employed by Stoke on the last day of such fiscal year to which such Annual Bonus relates, to be deemed as having earned the Annual Bonus. Stoke shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(c)
Sign-On Bonus. Executive will be entitled to receive a one-time sign-on bonus of $500,000.00 (the “Sign-On Bonus”), less applicable taxes, deductions and withholdings, payable in a single lump-sum within thirty days following the Commencement Date, subject to Executive’s continued employment through such payment date. If Executive resigns his employment, or Stoke terminates Executive’s employment for Cause, within the twelve (12) month period following the Commencement Date, Executive shall be required to repay the Sign-On Bonus on a “gross” basis (i.e., it will not be reduced for any federal, state or local income, excise, employment or other withholding taxes previously withheld by Stoke or paid by Executive). Executive agrees to repay the Sign-On Bonus within ten (10) calendar days following the termination of Executive’s employment and, if and to the extent permissible under applicable law, authorizes Stoke to withhold from any amounts otherwise owed to Executive to effect such repayment. Notwithstanding the foregoing, subject to Executive’s satisfaction of the release requirement in Section 4(c) below, Executive shall not be required to repay any portion of the Sign-On Bonus in the event of Stoke terminates Executive’s employment without Cause.
(d)
Performance Bonus. Executive shall receive a one-time performance bonus of $500,000.00 (the “Performance Bonus”), less applicable taxes, deductions and withholdings, upon achievement of certain Performance Metrics which shall be mutually agreed-upon between Executive and the Board. Executive and Stoke acknowledge that this Agreement is contingent upon a mutual agreement between Executive and the Board regarding the certain Performance Metrics upon which the Performance Bonus shall be based. The Performance Bonus will be paid in a single lump-sum within fourteen (14) days following the determination of the Board that Executive has achieved the mutually agreed-upon Performance Metrics. Except as otherwise provided in this Agreement, payment of the Performance Bonus is subject to Executive’s employment on such payment date.
(e)
Equity.
(i)
Stock Options: On the second business day following the Commencement Date (the “Equity Grant Date”), and subject to the Board’s approval, Stoke shall grant Executive an option to purchase 570,000 shares of Stoke’s common stock (the “Option

Award”) under Stoke’s 2019 Equity Incentive Plan (the “Plan”). The Option Award shall have an exercise price equal to the closing price of Stoke’s common stock on the Equity Grant Date. The Option Award shall be an “incentive stock option” to the extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the Board’s approval as described above and Executive’s continued employment by Stoke, the Option Award shall vest as to one fourth (1/4th) of the total number of shares subject to the Option Award on the one-year anniversary of the Commencement Date, and one forty-eighth (1/48th) of the total number of shares subject to the Option Award shall vest in monthly installments thereafter on the same day of the month as the Commencement Date (and if there is no corresponding day, on the last day of the month), with all shares subject to the Option Award being fully vested on the four-year anniversary of the Commencement Date. Vesting is contingent on Executive’s continued employment by Stoke and shall be subject to the terms and conditions of the Plan and the written agreement governing the Option Award except as explicitly set forth in this Agreement.
(ii)
RSUs: On the Equity Grant Date, and subject to the Board’s approval, Stoke shall grant the Executive 380,000 restricted stock units (the “RSUs”) under the Plan. The RSUs shall vest in four equal annual installments over a four-year period on each annual anniversary of the Commencement Date. Vesting is contingent on Executive’s continued employment by Stoke and shall be subject to the terms and conditions of the Plan and the written agreement governing the RSUs except as explicitly set forth in this Agreement.
(iii)
Annual Equity Grants: Executive will be eligible to receive annual equity grants beginning in calendar year 2026 consistent with Stoke’s normal business practice, with any such equity grants being determined by the Board (or its Compensation Committee) and, to the extent such grants are made, being on such terms and subject to such conditions as the Board (or its Compensation Committee) shall determine in its sole discretion.
(f)
Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Stoke’s benefit plans and fringe benefits may be amended by Stoke from time to time in its sole discretion.
(g)
Vacation. Executive shall be eligible for Stoke’s unlimited vacation time policy, subject to its terms and conditions, as established or modified from time to time by Stoke.
(h)
Reimbursement of Expenses. Stoke shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Stoke’s business in accordance with Stoke’s policies with respect thereto as in effect from time to time. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code (“Section 409A”) and the rules and regulations thereunder, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
(i)
Indemnification. Executive shall be eligible for coverage under Stoke Directors’ and Officers’ (“D&O”) insurance policies to the same extent and in the same manner to which Stoke’s similarly situated executives are entitled to coverage under Stoke D&O insurance policies, subject to the terms and conditions of any such Stoke D&O insurance policies.
4.
Termination Payments; Severance Benefit.
(a)
Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Stoke shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) except in the event of Executive’s termination for Cause, the amount of any Annual Bonus determined by the Board and payable from a prior year which remains unpaid by Stoke as of the date of the termination of employment; (iii) the amount of any expenses properly incurred by Executive on behalf of Stoke prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Stoke plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Stoke’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment without Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.
(b)
Severance in the Event of Termination Without Cause or Resignation for Good Reason. Subject to the terms and conditions of Section 4(c), in the event that Executive’s employment hereunder is terminated by Stoke without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:
(i)
Stoke shall continue to pay the Executive’s Base Salary for a twelve (12) month period following the termination date of Executive’s employment (the “Separation Date”), with such payments to be made in accordance with Stoke’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.
(ii)
Stoke shall pay Executive the Annual Bonus set forth in Section 3(b) for the year in which the termination occurs based on the achievement level of the factors described in Section 3(b), as determined by the Board (or its Compensation Committee), paid in one lump sum, less all customary and required taxes and employment-related deductions, within the time period described in Section 3(b).
(iii)
To the extent the Board determines in good faith that the mutually agreed-upon Performance Metrics referenced in Section 3(d) have been achieved on or prior to the termination date of Executive’s employment, but the Performance Bonus set forth in Section 3(d) has not been paid to Executive, the Performance Bonus shall be paid within the time period described in Section 3(d).

(iv)
In the event that Executive is eligible for coverage under a Stoke health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Stoke shall pay its normal share of the costs for such coverage for a period of up to twelve (12) months from the Separation Date, to the same extent that such insurance is provided to persons then currently employed by Stoke. Stoke shall deduct from each of the installments due under Section 4(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Stoke with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Stoke that Executive has no such eligibility.
(v)
The portion of Executive’s then-outstanding unvested options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (the “Equity Awards”) that would have vested during the twelve (12) month period following the Separation Date had Executive’s termination of employment not occurred shall vest on the Separation Date.

Subsections (i) through (v) are referred to as the Severance Benefit. The Severance Benefit is expressly subject to the conditions described above and in Section 4(c) below. Any payment or benefit made as part of such Severance Benefit shall be paid less all customary and required taxes and employment-related deductions.

(c)
Conditions. Stoke shall not be obligated to provide Executive with the Severance Benefit described in Section 4(b) unless and until Executive has executed without revocation a separation agreement in a form acceptable to Stoke, which must be signed by Executive, returned to Stoke and be enforceable and irrevocable no later than sixty (60) days following Executive’s Separation Date (the “Review Period”), and which shall include, at a minimum, the provision of the Severance Benefit due from Stoke to Executive, a complete general release of claims against Stoke and its affiliated entities and each of their officers, directors and employees, and terms relating to non-disparagement, non-competition, confidentiality, cooperation and other customary terms determined by Stoke. If Executive executes and does not revoke such agreement within the time provided in the Separation Agreement, then provision of the portion of the Severance Benefit specified in Sections 4(b)(i) through (iv) shall commence on the first (1st) regularly scheduled payroll date following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to Section 4(b), the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the Separation Date through such first payment. As stated in Stoke’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement (described below), in the event Executive is eligible for garden leave or analogous payments in support of non-competition obligations, then Stoke reserves the right to offset the portions of the Severance

Benefit specified in Sections 4(b)(i) through (iv) with such garden leave or analogous payments to the extent permitted by applicable law (i.e. Stoke shall pay the greater of the severance or the garden leave but not both).
(d)
COBRA. If the payment of any COBRA or health insurance premiums by Stoke on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Stoke shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Stoke determines in its sole discretion that it cannot provide the COBRA benefits described herein under Stoke’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Stoke shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the Separation Date for the remaining portion of the period for which Executive shall receive the payments described in Section 4(b) above.
(e)
No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits except as may be provided in the Executive’s Change of Control Severance Agreement. The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Stoke relating to the termination of Executive’s employment under this Agreement.
5.
Non-Competition, Non-Solicitation, Non-Disclosure Agreement. In light of the competitive and proprietary aspects of the business of Stoke, and as a condition of Executive’s employment hereunder, Executive agrees to sign and abide by Stoke’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement.
6.
Code Section 409A.
(a)
In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:
(i)
Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Stoke at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.
(ii)
Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Stoke (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.
(b)
It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Stoke nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(c)
Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Stoke does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.
7.
General.
(a)
Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by certified or registered mail, return receipt requested, upon verification of receipt; or (iv) by e-mail, upon acknowledgement of receipt from the receiving party.

Notices to Executive shall be sent to the address specified below, or the last known address in Stoke’s records.

Notices to Stoke shall be sent to:

Jonathan Allan, General Counsel

Stoke Therapeutics, Inc.

45 Wiggins Ave

Bedford, MA 01730

jallan@stoketherapeutics.com

Wendy Baccari, Executive Director, HR Operations

Stoke Therapeutics, Inc.

45 Wiggins Ave

Bedford, MA 01730

wbaccari@stoketherapeutics.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

701 Pennsylvania Avenue NW #900

Washington, DC 20004

dbarmak@mintz.com

Fax: (202) 434 – 7400

Attn: David Barmak, Esq.

(b)
Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
(c)
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
(d)
Assignment. Stoke may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Stoke’s business or that aspect of Stoke’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Stoke.
(e)
Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF STOKE AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.
(f)
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)
Entire Agreement. This Agreement, together with the other agreements expressly referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(h)
Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes signed counterparts delivered by fax or other digital means (e.g., .pdf) shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Ian Smith /s/ Ian Smith______________________ Signature Date: October 5, 2025	STOKE THERAPEUTICS, INC. /s/ Arthur Tzianabos____________________ By: Arthur Tzianabos Title: Interim Executive Chair

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”), is made and entered into this 21st day of July 2026 (the “Effective Date”), by and between Ian Smith (“Executive”) and Stoke Therapeutics, Inc. (“Stoke”).

WHEREAS, Stoke and Executive are parties to that certain Executive Employment Agreement dated October 6, 2025 (the “Original Agreement”);

WHEREAS, Stoke and Executive desire that certain modifications be made to the Original Agreement; and

WHEREAS, Section 7(b) of the Original Agreement permits the parties to amend such agreement in writing, signed by each party.

NOW, THEREFORE, in consideration of the parties’ mutual desire to amend the Original Agreement, the parties agree as follows effective as of the Effective Date:

1.
This Amendment shall amend the terms of the Original Agreement as set forth herein. From and after the Effective Date, all references to the term “Agreement” in this Amendment or the Original Agreement shall include the terms contained in this Amendment. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.
2.
Section 4(b)(i) of the Original Agreement shall be amended and restated as follows:

“Stoke shall continue to pay the Executive’s Base Salary for an eighteen (18) month period following the termination date of Executive’s employment (the “Separation Date”), with such payments to be made in accordance with Stoke’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.”

3.
The first sentence of Section 4(b)(iv) of the Original Agreement shall be amended and restated as follows:

“In the event that Executive is eligible for coverage under a Stoke health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Stoke shall pay its normal share of the costs for such coverage for a period of up to eighteen (18) months from the Separation Date, to the same extent that such insurance is provided to persons then currently employed by Stoke.”

4.
Except as expressly amended hereby, the Original Agreement shall continue to remain in full force and effect in accordance with its terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original document and both of which together shall constitute the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties have executed, or have caused their duly authorized representative to execute, this Amendment as of the date first written above.

Ian Smith STOKE THERAPEUTICS, INC.

/s/ Ian F. Smith /s/ Sara Den Besten
Signature By: Sara Den Besten
Title: Chief People Officer

[Signature Page to First Amendment]